SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                      Date of Report:  February 6, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated February 4, 1998:

                 MEDIMMUNE REPORTS PROFIT ON RECORD REVENUES
                              IN FOURTH QUARTER

Gaithersburg, MD, February 4, 1998 -- MedImmune, Inc. (Nasdaq:MEDI) today reported basic earnings per share of $0.14 in fourth quarter 1997 compared with a basic loss per share of $0.50 in fourth quarter 1996. Total revenues for the quarter nearly tripled to $53.8 million from $18.0 million in fourth quarter 1996.

"Fourth quarter 1997 was a remarkable period for MedImmune," commented Wayne
T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. "We reported a profit on record revenues, entered into important strategic alliances with Abbott Laboratories, Boehringer Ingelheim, and SmithKline Beecham, submitted investigational new drug applications to begin clinical trials in psoriasis and graft versus host disease with our novel antibody known as MEDI-507, and submitted an application to the FDA requesting marketing clearance of Synagis."

Synagis (palivizumab; previously identified as MEDI-493) is a humanized anti-RSV monoclonal antibody. Respiratory syncytial virus (RSV) is the most common cause of lower respiratory infections in infants and children.

For the fourth quarter ended December 31, 1997, total revenues of $53.8 million included RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) sales of $31.9 million, CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) sales of $6.4 million and other revenues of $15.4 million compared with fourth quarter 1996 total revenues of $18.0 million which included RespiGam sales of $13.9 million, CytoGam sales of $3.8 million and other revenues of $0.3 million. Other revenues in fourth quarter 1997 consisted primarily of a $15.0 million license payment from Abbott Laboratories (NYSE:ABT) associated with an alliance announced in December 1997 relating to Synagis. Cost of sales and other operating expenses in fourth quarter 1997 were negatively affected by the establishment of certain reserves. The Company reported diluted earnings per share in fourth quarter 1997 of $0.13 on 29.9 million shares and basic earnings per share in fourth quarter 1997 of $0.14 per share on 24.4 million shares compared with a basic and diluted loss per share in fourth quarter 1996 of $0.50 on 21.7 million shares.

Subsequent to the close of fourth quarter 1997, the Company completed the private placement of 1.7 million shares of common stock resulting in net proceeds to the Company of $66.3 million. In addition, upon closing the previously announced alliance with SmithKline Beecham (NYSE:SBH) relating to the Company's HPV vaccine technology, the Company received a $15.0 million payment and also completed the sale of 83,410 shares of common stock to SmithKline Beecham resulting in net proceeds to the company of $5.0 million.

For the full year ended December 31, 1997, total revenues of $81.0 million included RespiGam sales of $45.0 million, CytoGam sales of $20.3 million and other revenues of $15.7 million compared with 1996 total revenues of $41.1 million which included RespiGam sales of $17.3 million, CytoGam sales of $18.4 million and other revenues of $5.3 million. For the full year, the Company reported a net loss of $36.9 million or basic and diluted loss per share of $1.59 on 23.1 million shares compared with a net loss of $29.5 million or basic and diluted loss per share of $1.41 in 1996 on 21.0 million shares. The increase was primarily attributed to increased co-promotion expenses to American Home Products (NYSE:AHP) due to higher RespiGam sales, increased manufacturing start-up costs and increased clinical costs associated with completion of a Phase 3 clinical trial for Synagis. Manufacturing start-up costs included costs associated with the start-up, validation and licensure of MedImmune's new manufacturing facilities as well as payments to certain third parties working with the Company to provide additional production capacity for Synagis. MedImmune expects that continuing manufacturing start-up charges will be incurred throughout 1998 and 1999. Cash and marketable securities at December 31, 1997 were $50.3 million.

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. RespiGam and CytoGam are manufactured by Massachusetts Biologic Laboratories. MedImmune markets two products through its hospital-based sales force and has five new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune expects to file a supplement to its Synagis Biologic License Application for additional manufacturing capacity utilizing Boehringer Ingelheim's facility in Biberach, Germany. Product manufactured by Boehringer Ingelheim will be required to launch Synagis, if and when approved by regulatory authorities. MedImmune cautions that there can be no assurance that Synagis will be licensed for marketing by regulatory authorities or that product can be successfully manufactured at the Boehringer Ingelheim facility. MedImmune also cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.














MEDIMMUNE, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share date)

CONDENSED STATEMENTS OF OPERATIONS
                                       Three Months Ended
Year Ended
                                           December 31,
December 31,
                                         1997         1996
1997<F1>       1996
                                             Unaudited
Revenues:                       $ 38,340   $ 17,696      $ 65,271   $ 35,782
  Product sales                   15,417        262        15,693      5,317
  Other                         ---------  ---------     ---------  ---------
                                  53,757     17,958        80,964     41,099
                                ---------  ---------     ---------  ---------
Costs and expenses:
  Cost of sales                   20,530      8,632        34,433     19,678
  Research and development         7,386     12,133        40,669     32,192
  Selling, administrative and     14,364      8,563        31,735     22,165
general
  Other operating expenses         7,825      ----         11,543      ----
                                ---------  ---------     ---------  ---------
                                  50,105     29,328       118,380     74,035
                                ---------  ---------     ---------  ---------
Interest (expense) income, net      (358)       596           521      3,392
                                ---------  ---------     ---------  ---------
Net earnings (loss)             $  3,294   $(10,774)     $(36,895)  $(29,544)
                                =========  =========     =========  =========
Basic earnings (loss) per share $   0.14   $  (0.50)     $  (1.59)  $  (1.41)
                                =========  =========     =========  =========
Shares used in computing
  basic earnings (loss) per       24,373     21,725        23,132     21,019
share
                                =========  =========     =========  =========
Diluted earnings (loss) per     $   0.13   $  (0.50)     $  (1.59)  $  (1.41)
share
                                =========  =========     =========  =========
Shares used in computing
  diluted earnings (loss) per     29,944     21,725        23,132     21,019
share
                                =========  =========     =========  =========


CONDENSED BALANCE SHEETS
                                                         December   December
                                                         31,        31,

                                                         1997       1996

Assets:
  Cash and marketable                                    $  50,326  $ 114,765
securities
  Trade and contract                                        18,300     10,287
receivables, net
  Inventory, net                                            28,857      6,060
  Property and equipment, net                               65,254     29,087
  Other assets                                               7,599      3,772
                                                         ---------- ----------
                                                         $ 170,336  $ 163,971
                                                         ========== ==========
Liabilities and shareholders'equity:
  Accounts payable                                       $   4,535  $   3,942
  Accrued expenses                                          27,682     10,509
  Long term debt                                            85,363     70,874
  Other liabilities                                         12,220      5,781
  Shareholders' equity                                      40,536     72,865
                                                         ---------- ----------
                                                         $ 170,336  $ 163,971
                                                         ========== ==========

Common shares outstanding                                   24,445     21,837
                                                         ========== ==========

<F1> Certain 1997 amounts have been reclassified to conform with the current presentation.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            February 6, 1998